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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  OCTOBER 31, 1996


                            KRUG INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            OHIO                      0-2901             31-0621189
            ----                      ------             ----------
(STATE OR OTHER JURISDICTION        (COMMISSION       (I.R.S.  EMPLOYER
     OF INCORPORATION)             FILE NUMBER)     IDENTIFICATION NO.)

      1290 HERCULES DRIVE, SUITE 120, HOUSTON, TEXAS           77058
      ----------------------------------------------           -----
        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)            (ZIP CODE)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (281) 212-1233


            6 NORTH MAIN STREET, SUITE 500, DAYTON, OHIO 45402-1900
                         (FORMER ADDRESS OF REGISTRANT)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On October 31, 1996, Beldray Limited ("Beldray"), a wholly-owned United Kingdom-based subsidiary of KRUG International Corp. ( the "Corporation") acquired all of the issued capital share of Hago Products Limited ("Hago"), an United Kingdom manufacturer of child safety gates and fireguards from Bullough plc, an United Kingdom company. The purchase price of Hago was approximately $1.7 million. The acquisition was completed with internally available funds.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Financial statements of Hago and pro forma financial information will be filed within 60 days. The finalized sale contract is not available at this time. It will be filed as soon as it available in its final form. Attached as an Exhibit to this report is the Heads of Agreement Subject to Contract between Beldray and Hago under which terms the formal sale contract was negotiated.
The terms of the final sale agreement do not differ materially from the Heads of Agreement Subject to Contract.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        KRUG International Corp.

Date: November 15, 1996
                                        By: /s/ Robert M. Ellis
                                            ---------------------------------
                                            Robert M. Ellis
                                            Principal Accounting Officer





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                               HEADS OF AGREEMENT

                              SUBJECT TO CONTRACT

These heads of agreement outline the terms upon which Beldray Limited ("Beldray") would acquire Hago Products Limited ("Hago"). With the exception of the exclusivity clause which is intended to be legally binding, these heads of agreement are not intended to be legally binding.

THE ACQUISITION

Beldray will acquire the whole of the issued share capital of Hago ("the Acquisition").

CONSIDERATION

The consideration for the Acquisition will be net asset value at completion less Pound Sterling 220,000.

The consideration for the Acquisition will be satisfied in full at completion. Of the consideration, Pound Sterling 100,000 will be put into an escrow account with Bullough plc's ("Bullough") solicitors awaiting finalization of the completion accounts.

OTHER MATTERS

o The company should be run in the ordinary course of business through to completion. No transactions of a deprecatory nature should be undertaken or entered in to. There should be no further capital expenditure made or liability incurred for projects in excess of Pound Sterling 5,000 in value without the prior approval of Beldray. No further capital expenditure should be made or liability incurred for cars. There should be no sale of fixed assets without the prior approval of Beldray.

o Hago will be sold debt and cash free. Cash and Debt free includes non trading inter company balances but excludes the Bullough loan account which stood at Pound Sterling 546,000 at 31 March 1996. This balance will be settled by Hago at completion.

o The managing director and the production director of Hago will not transfer with the business. Bullough will be responsible for all costs associated with the non transfer of these two individuals.

o        Normal warranties and indemnities will be agreed.

COMPLETION ACCOUNTS

Completion accounts (31 October 1996) will be prepared by Hago and audited by Coopers & Lybrand. Deloitte & Touche will review the work of Coopers & Lybrand.

Stock and debtors to be valued in accordance with the draft sales and purchase agreement.

Full provision will be made for all creditors including likely credit notes, returns from customers, annual hours etc. Credit notes are to be provided on the same basis as at 31 October 1995 including known returns up to the accounts cut off date of 20 November. Bullough will pay Coopers & Lybrand's costs whilst Beldray will settle Deloitte & Touche's cost.


EXCLUSIVITY

Bullough agree to provide Beldray with a period of exclusivity through to 31 October 1996 during which to complete due diligence and legal procedures. It is recognized that unrestricted access to Jo Laney and Kevin Fitzpatrick and books and records of Hago will be required for due diligence purposes; due diligence to consist of two days off site and one site visit in late October 1996.





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During the period of exclusively, the shareholders of Hago undertake not to enter in to or progress any discussions or negotiations for the sale of their shares of the assets and undertakings of Hago with any other parties.

In the shareholders of Hago breach the exclusivity undertaking or withdrawn from negotiations without reasonable cause they will bear and pay on demand the costs, expenses and disbursements of Beldray associated with the proposed Acquisition including the fees of all valuers, accountant and lawyers.

PRE CONDITIONS

The following pre conditions will need to be satisfied before the formal contract is entered in to:

o        Satisfactory due diligence to be completed on Hago.
o Obtaining appropriate warranties and indemnities for a transaction of this nature.



Signed on behalf of Bullough plc



-----------------------------------------
Authorized Signatory




Signed on behalf of Beldray Limited



-----------------------------------------
Authorized Signatory





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